COPY

FILED

FEB 20 2008

MAURICE J. GALLIPOLI, A.J.S.C.

KAISER SAURBORN & MAIR, P.C.
3163 Kennedy Boulevard
Jersey City, New Jersey 07603
(201) 353-4000
Attorneys for Plaintiff

ILLUMINATI, INC.,

Plaintiff,

vs.

FRESH HARVEST PRODUCTS, INC., MICHAEL J. FRIEDMAN, individually and as President, Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors of Fresh Harvest Products, Inc., and DOMINICK M. CINGARI, individually and as Chief Operating Officer and a member of the Board of Directors of Fresh Harvest Products, Inc.,

Defendants.

SUPERIOR COURT OF NEW JERSEY
LAW DIVISION: CIVIL PART
HUDSON COUNTY
DOCKET NO. HUD-L-2869-07

CIVIL ACTION

ORDER TO SHOW CAUSE WITH TEMPORARY RESTRAINTS (R. 4:52-1)

This matter having been opened to the Court by Henry L. Saurborn, Jr. of Kaiser Saurborn & Mair, P.C., attorneys for Plaintiff, and the Court having read and considered the Verified Complaint, the Certification of Richard Verdiramo and the exhibits thereto, and the Memorandum of Law, and it appearing that recent events and actions by the defendants concerning the management and capital structure of defendant Fresh Harvest Products, Inc. (hereinafter "FHP") have raised serious

questions about their veracity good faith and concern that FHP is not being managed presently in the best interests of FHP's shareholders and that irreparable harm to the plaintiff and to the investing public will occur if certain interlocutory and interim injunctive relief is not granted;

IT IS ON THIS 20th DAY OF FEBRUARY 2008 HEREBY ORDERED:

1. That the defendants FHP, Friedman and Cingari shall show cause before this Court at the Hudson County Administration Building ~~William J. Brennan Jr. Courthouse~~, Courtroom 908, ~~583~~ 595 Newark Avenue, Jersey City, New Jersey on the 10th day of March, 2008 at 10 a.m. or as soon thereafter as the Court may desire, why they or any of them should not be ordered, pending disposition of this action, to:

A. Transfer operational and managerial control of FHP to the plaintiff;

B. Cease and desist from altering, destroying, deleting, moving, transferring, selling, pledging or otherwise taking any adverse action with respect to the property and assets of FHP, including its financial and corporate books and records, wherever located, absent advance notice to all interested parties and court approval;

C. Cease increasing the number of authorized FHP shares, or from issuing any additional FHP shares to themselves or anyone else, absent advance notice to all interested parties and court approval;

D. Reverse or cancel all prior issuances of FHP shares made without duly noticed and constituted Board approval, and in accordance with the agreement dated December 16, 2005.

<u>Temporary Restraints</u>

2. That pending the return date of this Order to Show Cause and continuing thereafter until further order of this Court, defendants FHP and its management, including defendants Friedman and Cingari, ~~shall~~ agree to

A. Take no action to alter, destroy, delete, move, transfer, sell or otherwise take any adverse action with respect to the books or records, or to the property or assets of FHP, wherever located, but to protect, preserve and safeguard same;

B. Take no action to increase the number FHP shares authorized or issued, to issue any further shares of FHP, except as to creditor-initiated ~~and reverse any~~ conversions of debt to shares [for debt] issued by FHP prior to 2/11/08; ~~issuances of FHP shares after February 13, 2008,~~

C. Incur no further debt or obligation on behalf of FHP, except in the ordinary course of business and in an amount not to exceed ~~$5,000 in any single transaction and $2~~7 5,000 in the aggregate;

D. Immediately instruct and direct FHP's transfer agent to release to Richard Nardiramo all information requested by the plaintiff, including without

limitation, a list of shareholders and mailing labels containing their addresses, ~~and otherwise facilitate the plaintiff's efforts to contact FHP's shareholders for the purpose of holding a shareholder meeting forthwith;~~

E. Immediately authorize and facilitate the plaintiff's efforts to obtain the contact information on FHP's beneficial owners from whatever source(s) necessary, ~~and otherwise facilitate the plaintiff's efforts to contact those FHP shareholders;~~

F. ~~Take all necessary action to complete the review of FHP's financials and file in a timely manner with the United States Securities and Exchange Commission the Form 10-QSB due on or about March 15, 2008, and otherwise act to maintain FHP's listed status, or provide on no less than 3 days notice from the plaintiff, the information and records necessary to allow the plaintiff to file the Form 10-QSB in a timely manner, and to provide the plaintiff and the Court with periodic updates no less frequently than ________________ to ensure that all filing deadlines will be met;~~

G. ~~Deliver to the plaintiff on or before ________________ 2008,~~
With respect to

certificates numbered 35, 108 and 113, representing the 4,013,810 shares of FHP that were issued to the plaintiff before February 13, 2008; defendants will provide before 3/10/08 all documents concerning the issuance and cancellation thereof

H. Allow the plaintiff and/or its counsel through Richard Verdiramo ~~and their respective designated representatives, experts and advisors~~ immediate and regular access to FHP's financial and corporate books and records for purposes of inspection and copying.

~~3. That pending the return date of this Order to Show Cause and continuing thereafter until further order of this Court, defendants Friedman and Cingari shall hold and shall not further transfer any FHP shares issued to themselves or their family members;~~

Dissolution or Modification

~~4. That defendants shall have leave to move this Court for dissolution or modification of the above temporary restraints upon _____ days' notice to counsel for the Plaintiff;~~

Service

~~5. That if not already completed, a copy of this Order, and the moving affidavit(s), exhibits and memorandum of law shall be served upon defendants through their counsel no later than ______________, 2008;~~

~~Opposition~~

6. That any written opposition by defendants to be filed and presented to the Court on the return date of this Order to Show Cause shall be served upon counsel for the Plaintiff so as to be received on or before 2/29/08, 2008, and any reply by plaintiff so as to be received on or before 3/5/08

7. That if defendants or any of them fail to so serve and file opposition, the application may be granted by default against them for the relief demanded in the application;

____________________ P.J.S.C.

MAURICE J. GALLIPOLI, A.J.S.C.